Exhibit 99.1

1440 Corporate Dr, Irving, TX 75038

March 17, 2005

Mr. Massoud Safavi

Senior Vice President of Finance, CFO and COO of Transcrypt International, Inc.

EFJ Inc

1232-22nd Ste.  #600

Washington, DC 20037

Dear Max,

This letter is our summation of the employment terms and conditions we agreed to in principal during our March 11, 2005 meeting.  Please review the terms and conditions of your continued employment with the Company which shall be for a period of twelve (12) months.  As of March 16, 2005, your employment is subject to the following terms and conditions:

1)                                      You have agreed to resign as an officer of EFJ, and its subsidiaries, and both parties agree that there is no disagreement that caused, in whole or in part, your resignation.

2)                                      You have agreed to resign as the Company’s Senior Vice President of Finance, Chief Financial Officer, and COO of Transcrypt International, Inc.

3)                                      You will be appointed to the position of Senior Vice President of Business Development.

4)                                      You will retain this position at your present salary and benefit level, and your new position shall continue to be an “at-will” position.  This means that either you or the Company can terminate the employment relationship at any time, with or without cause and with or without notice.  It also means that the Company can modify, to the extent it deems necessary, the terms and conditions of your employment, as long as it does so in writing, as set forth in Point 10, below.

5)                                      You will not be eligible for any bonus, including, but not limited to, the company’s Management Incentive Program (MIP).

6)                                      The Company’s Board of Directors may determine to grant you a discretionary bonus, but it is not obligated to do so.

7)                                      Your position shall work in the DC area, and, the Company’s DC office shall be available for your use.

8)                                      As Sr. VP Business Development, you will advise, consult and provide services reporting directly to the CEO.  Such services may include; (a) assisting the Company’s CEO in maintaining and developing business relationships with key strategic partners and customers; (b) regularly meeting with the CEO to review progress towards the refinement and execution of the Company’s strategy; and, (c) such other services as may be reasonably requested by the CEO.

9)                                      Both parties agree to terminate your letter agreement dated August 13, 2001.

10)                                This agreement replaces, supersedes and annuls any and all previous agreement(s), whether written or oral, with respect to your employment with EFJ, Inc. and/or any of its subsidiaries or affiliates.  No amendment or modification of this agreement shall be binding unless it is set forth in a writing signed by the Company.

11)                                EFJ may terminate the employment of Mr. Safavi upon his death or disability or with or without cause.  If this agreement is terminated by EFJ without cause, the Company would be obligated to pay your unpaid salary for the time remaining of the twelve months period stated in this letter.  If you should voluntarily terminate this agreement, the Company shall not be obligated to pay any severance. To the extent that your are terminated for cause, no severance benefits are due. If the agreement is terminated due to death or disability, you will be entitled to compensation in accordance with EFJ’s disability compensation program(s).

12)                                You will be required to comply with all of the Company’s policies and procedures during your employment except that, to the extent that this agreement conflicts with any of the Company’s policies or procedures, this agreement shall control.

Very truly yours,

EFJ, Inc.

By:	/s/ Michael B Gamble
Michael B Gamble
VP Administration

Date:	March 18, 2005

AGREED TO AND ACCEPTED:

Massoud Safavi

By:	/s/ Massoud Safavi

Date:	March 18, 2005